Intralinks Announces Termination of SEC Investigation;
No Enforcement Action Recommended

New York, July 10, 2013 - Intralinks® Holdings, Inc. (NYSE: IL), a leading, global SaaS provider of content management and collaboration solutions, today announced that it has received written notification from the Securities and Exchange Commission (SEC) that the SEC has terminated its investigation of Intralinks and that the SEC is not recommending any enforcement action against Intralinks. As previously disclosed, the SEC commenced its investigation on August 4, 2011 with its request for certain documents related to Intralinks' business for the period between January 1 and August 4, 2011.

About Intralinks
Intralinks Holdings, Inc. (IL) is a leading, global technology provider of inter-enterprise content management and collaboration solutions. Through innovative Software-as-a-Service solutions, Intralinks solutions are designed to enable the exchange, control, and management of information between organizations securely and compliantly when working through the firewall. More than 2 million professionals at 800 of the Fortune 1000 companies depend on Intralinks' experience. With a track record of enabling high-stakes transactions and business collaborations valued at more than $19 trillion, Intralinks is a trusted provider of easy-to-use, enterprise strength, cloud-based collaboration solutions. For more information, visit www.Intralinks.com.
Trademarks and Copyright
“Intralinks” and Intralinks' stylized logo are the registered trademarks of Intralinks, Inc. This press release may also refer to trade names and trademarks of other organizations without reference to their status as registered trademarks. © 2013 Intralinks, Inc. All rights reserved.

Investor Contact:
David Roy
Intralinks Holdings, Inc.
212-342-7690
droy@intralinks.com

Media Contact:
Ian Bruce
Intralinks Holdings, Inc.
508-574-2016
ibruce@intralinks.com